CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                               GRAPHON CORPORATION


      GRAPHON CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

      FIRST:  The name of the Corporation is GRAPHON CORPORATION.

      SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is May 30, 1996, under the name "Unity First Acquisition Corp."

      THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

            The first paragraph of Article IV of the Corporation's Certificate of Incorporation shall be amended to read in its entirety as follows:

                                      "IV.

            "The Corporation is authorized to issue two classes of stock to be designated "common" and "preferred." The total number of shares that the Corporation is authorized to issue is Two Hundred Million (200,000,000) shares. One Hundred Ninety Five Million (195,000,000) shares shall be Common Stock, par value $0.0001 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.01 per share."

      FOURTH: Thereafter pursuant to a resolution of the Board of Directors, such amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, GraphOn Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its Chief Financial Officer this 29th day of March, 2005.

                                  GRAPHON CORPORATION


                                    By:/s/ William Swain
                                       --------------------------------------
                                       William Swain, Chief Financial Officer